Exhibit 99.1

FOR IMMEDIATE RELEASE

BioCardia Announces Positive Preclinical Results Supporting Investigational New Drug Application for Anti-Inflammatory Cell Therapy in Heart Failure

Plans IND Submission for Same Cells to Treat COVID-19 Induced Acute Respiratory Distress Syndrome

SAN CARLOS, Calif. – May 5, 2020 - BioCardia®, Inc. [Nasdaq: BCDA], a leader in the development of comprehensive solutions for cardiovascular regenerative therapies, today announced data from a recent animal study performed by the Company that demonstrate meaningful improvements in heart function for subjects treated with its allogenic (from another donor, or “off the shelf”) neurokinin 1 receptor positive mesenchymal stem cell (NK1R+ MSC) program for heart failure, known as CardiALLO™. In addition, the Company is planning further exploration and discussion with the U.S. Food and Drug Administration (FDA) on the use of its allogenic cells for COVID-19 related Acute Respiratory Distress Syndrome (ARDS).

In the 26 animals treated with both low dose and high dose NK1R+ MSC, echocardiographic measures of cardiac ejection fraction, fractional shortening and cardiac outflow were meaningfully improved, with all three measures being statistically significant for both dosage levels over control animals.

The CardiALLO cell therapy is being developed initially to treat heart failure patients whose cells do not qualify for its lead autologous cell therapy, CardiAMP® (BCDA-01).

BioCardia Chief Scientific Officer Ian McNiece, PhD, said, “In light of these positive data on our allogenic NK1R+ MSC therapy, we expect to meet our internal timeline to complete our submission to the FDA for our first indication for CardiALLO, and potentially receive IND acceptance by the end of the second quarter. The MSCs that were studied are subtypes of MSC that we have delivered previously in our co-sponsored trials, which we believe have enhanced potency over MSC generated from unselected bone marrow cells. We look forward to seeing additional data from this animal study that are currently being analyzed, including histology and pathology of the heart and lungs.”

COVID-19 Induced Acute Respiratory Distress Syndrome (ARDS) Exploration

The Company also intends to submit an IND for the use of its NK1R+ MSC delivered via intravenous (IV) infusion for Acute Respiratory Distress Syndrome (ARDS) caused by COVID-19.

Based on preliminary clinical reports on COVID-19, respiratory failure complicated by ARDs is the leading cause of death for COVID-19 patients.1 ARDS is a type of respiratory failure characterized by the rapid onset of widespread inflammation in the lungs.

The anti-inflammatory effects of MSC have been well-documented and MSC have been shown to reduce inflammation and injury in models of lung disease.2 The specific MSCs used in BioCardia’s allogenic cell therapy are expanded from cells selected for the presence of the NK1 receptor, which is known to bind to substance P, an important neuropeptide associated with inflammation throughout the body and a primary mediator of inflammation in the airways.3,4

“Our NK1R+ allogenic MSC may have more potential than other MSC approaches being advanced today due to their interaction with Substance P,” said BioCardia CEO Peter Altman, PhD. “This COVID-19 related work will be the Company’s first clinical investigation outside of the cardiac space and our first exploring therapy for the lung. A recent patent publication (US 2020/0101113 A1) shows that BioCardia has long intended for these remarkable reparative cells to be targeted for respiratory disorders, in addition to cardiovascular disease. Addressing inflammation in the lungs is an important contribution we may be able to make using our NK1R+ allogenic MSC therapy.”

The Company’s allogenic cells are expected to be manufactured at BioCardia’s clinical stage cell manufacturing facility in San Carlos, California.

About BioCardia®

BioCardia, Inc., headquartered in San Carlos, California, is developing regenerative biologic therapies to treat cardiovascular disease. CardiAMP and CardiALLO™ cell therapies are the Company’s biotherapeutic product candidates in clinical development. The Company's approved products include the Helix™ transendocardial delivery system and its steerable guide and sheath catheter portfolio. BioCardia also partners with other biotherapeutic companies to provide its Helix System and clinical support to their programs studying therapies for the treatment of heart failure, chronic myocardial ischemia and acute myocardial infarction.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to the development of NK1R+ cells for the treatment of heart failure and ARDS secondary to COVID-19, potential FDA IND acceptances, and potential FDA filings, statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations. Such risks and uncertainties include, among others, the inherent uncertainties associated with developing new products or technologies.  These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate.  Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on April 9, 2020, under the caption titled “Risk Factors.” BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

1.

Rajagopal K, Keller SP, Akkanti B, et al. Advanced pulmonary and cardiac support of COVID-19 patients, emerging recommendations from ASAIO—a living working document. Circ Heart Fail. 2020 May;13(5):e007175.

2.	Iter SS, Rojas M. Anti-inflammatory effects of mesenchymal stem cells: novel concept for future therapies. Expert Opin Biol Ther. 2008 May;8(5):569-81.
3.	Colten HR, Krause JE. Pulmonary inflammation - a balancing act, N Engl J Med. 1997;336(15):1094-1096.
4.	O'Connor TM, O'Connell J, O'Brien DI, Goode T , Bredin P, Shanahan F. The role of substance P in inflammatory disease, J Cell. 2004 March;201:167-180.

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Media Contact:
Michelle McAdam, Chronic Communications, Inc.

michelle@chronic-comm.com
(310) 902-1274

Investor Contact:
David McClung, Chief Financial Officer
investors@BioCardia.com
(650) 226-0120